Exhibit 99.1

Aterian Reports First Quarter 2021 Results

Quarterly Net Revenue Grew 88% Year-Over-Year to $48.1 Million

Announces Acquisition of Squatty Potty, a Leading Health & Wellness Brand

Announces Closing of Previously Disclosed Photo Paper Direct Acquisition

Company Raises 2021 Net Revenue Outlook Range to $360 Million—$390 Million

NEW YORK, May 6, 2021 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced results for the first quarter ended March 31, 2021. Aterian was formerly named Mohawk Group Holdings, Inc. and was renamed Aterian, Inc. on April 30, 2021.

First Quarter 2021 Highlights

•	Net revenue grew 88% year over year to $48.1 million, compared to $25.6 million in the first quarter of 2020.

•	Gross margin improved to 54.1% compared to 40.2% in the first quarter of 2020.

•

Operating loss increased to $(27.8) million, which includes $15.6 million of charges from the change in fair-value of earn out liabilities, compared to an operating loss of $(13.9) million in the first quarter of 2020.

•	Contribution margin improved to 12.7% from negative (2.9)% in the first quarter of 2020.

•	Operating expenses for the first quarter of 2021 were $53.8 million an increase from $24.2 million in the first quarter of 2020.

•

Excluding non-cash stock-based compensation and amortization of intangibles of $8.0 million in the first quarter of 2021 and $7.4 million in the first quarter of 2020 and $15.6 million from the change in fair-value of potential future performance based earnouts from acquisitions in 2021, fixed operating expenses for the first quarter decreased as a percentage of net revenue to 17.5% compared to 22.3% in the first quarter of 2020.

•

Net loss of $(82.6) million, which includes $50.3 million of net charges from the changes in fair-value of and cancellation of warrants and includes $15.6 million of charges from the change in fair-value of earn out liabilities, increased from a net loss of $(15.0) million in the first quarter of 2020.

•	Adjusted EBITDA loss improved to $(1.3) million compared to $(6.4) million in the first quarter of 2020.

•	21 new products launched in the first quarter compared to 16 in the first quarter of 2020.

•	Total cash balance at March 31, 2021 increased by $8.3 million from December 31, 2020 to $35.0 million.

M&A Update

•	Announces acquisition of Squatty Potty, LLC (“Squatty Potty”), a leading online seller of health and wellness products in an asset purchase transaction.

•	Closes previously announced acquisition of Photo Paper Direct Ltd., (“Photo Paper Direct’’), a leading online seller of printing supplies.

•	The historical audit of the 9830 Macarthur LLC acquisition (“Smash”) has been completed and we now expect to file our delayed Form 8K/A no later than May 14, 2021.

•	Currently evaluating a pipeline of potential M&A targets that in total have trailing twelve month’s net revenue of $613 million and trailing twelve month’s EBITDA of $91 million.

•	We are currently in discussions with various top tier investment banks to evaluate financing structures in an effort to capitalize our accelerated M&A strategy and to improve our cost of capital.

Yaniv Sarig, Co-Founder and Chief Executive Officer, commented, “Despite the challenges e-commerce faced with strains on the global supply chain throughout the first quarter, Aterian remains well-positioned to capitalize on the continued global acceleration of e-commerce adoption and expanding market opportunities in the long-term. Due to extreme shortages of containers and backlogs of ships at the Long Beach Port, we suffered from stockouts on some of our top SKUs aggregating to an estimate of approximately $6 million of missed revenue. However, our sourcing, supply chain and operations team continues to work diligently to resolve these issues and we are continuing to monitor this global crisis closely.”

“As a market leading technology-enabled consumer products platform that builds, acquires and partners with best-in-class e-commerce brands, we are happy to announce today that we have closed our previously announced acquisition of Photo Paper Direct. We are excited to formally welcome our first European-based brand to Aterian’s portfolio and pleased about our entrance in the printing supplies category.” Sarig continued, “I am also thrilled to announce the acquisition of Squatty Potty, a category creator with a strong brand and broad customer base. We believe that the business’s significant online presence and brand equity can be further enhanced through investments in international expansion and the launch of additional products. As we bring this brand into the Aterian family, we continue to demonstrate our ability to operate across diverse product categories through leveraging our proprietary technology and agile supply chain. We look forward to building on the strength of this brand.”

Acquisition of Squatty Potty Assets

Aterian has acquired the business of e-commerce and retail company Squatty Potty, LLC (“Squatty Potty”), a leading online seller of health and wellness products in an asset purchase transaction. Founded in 2011, Squatty Potty is a consumer products company whose product lines consist of toilet stools, sprays and other bathroom accessories. Its flagship product, the Squatty Potty stool, is designed to help users assume the squatting position while using the bathroom, delivering fast, complete elimination with comfort and ease. Over the past year, Squatty Potty has diversified and scaled its product offerings while broadening its reach globally. Currently, Squatty Potty products are sold in thousands of retail locations including Bed, Bath & Beyond, Walmart and Target.

Squatty Potty’s unaudited trailing twelve month revenue and operating income, as of March 31, 2021, were approximately $16.8 million and $4.7 million, respectively. As consideration for Squatty Potty’s assets, Aterian paid approximately $19.0 million in cash. The cash payment reflects an approximate 4.0x multiple on the trailing twelve month operating income of Squatty Potty as of March 31, 2021. Aterian also paid approximately $1.1 million as consideration related to acquired inventory. In addition, and subject to the achievement of contribution margin metrics for the year ended December 31, 2021, Aterian agreed to pay Squatty Potty a maximum earnout of approximately $4.0 million, payable in stock or cash at the seller’s discretion. Aterian also agreed to pay Squatty Potty $8.0 million for transition services, payable in stock or cash at the seller’s discretion.

Closing of Photo Paper Direct Acquisition

Aterian today announced it has closed the acquisition of all outstanding stock of e-commerce company Photo Paper Direct Ltd. (“Photo Paper Direct’’), a leading online seller of printing supplies. Photo Paper Direct’s unaudited trailing twelve month revenue and operating income, as of December 31, 2020, were approximately $14.6 million and $3.9 million, respectively. As consideration for Photo Paper Direct’s stock, Aterian paid approximately $8.28 million in cash and issued approximately 704,500 shares of Aterian’s common stock. The cash and common stock payments reflect an approximate 4.7x multiple on the trailing twelve month operating income of Photo Paper Direct as of December 31, 2020. Aterian also agreed to pay approximately $5.4 million in cash as consideration related to Photo Paper Direct’s inventory and other working capital assets, including cash on hand of approximately $3.0 million. In addition, and subject to the achievement of certain Adjusted EBITDA metrics by December 31, 2021, Aterian agreed to issue to Photo Paper Direct a maximum earnout of $6.0 million in cash and $2.0 million in Aterian common stock. In connection with the transaction, the former shareholders of Photo Paper Direct signed a five year voting and standstill agreement. This is Aterian’s first European acquisition.

2021 Outlook

As a result of the Squatty Potty acquisition, the Company expects net revenue for full year 2021 to be in the range of $360 million to $390 million up from $350 million to $380 million. For full year 2021, the Company expects Adjusted EBITDA to remain in the range of $30.0 million to $34.0 million.

The most directly comparable GAAP financial measure for Adjusted EBITDA is net loss and we expect to report a net loss for the twelve months ending December 31, 2021, due primarily to quarterly interest expense, net, fair value changes on contingent earnout liabilities from our acquisitions, fair value changes from warrant liabilities from our financings and stock-based compensation expense.

Non-GAAP Financial Measures

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Non-GAAP Financial Measures and Reconciliations” section below.

Net income is the most directly comparable GAAP financial measure for Adjusted EBITDA. The Company has not reconciled its expectations as to forward-looking Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, because certain items are out of the Company’s control or cannot be reasonably predicted, including that the historical revenue and operating income of Photo Paper Direct and Squatty Potty may not be representative of future revenue and operating income, fair value changes on contingent earnout liabilities from our acquisitions, fair value changes from warrant liabilities from our financings and any other potential acquisitions to be completed that are subject to the completion of the Company’s standard procedures for the preparation and completion of its financial statements and completion of an audit by the Company’s independent registered public accounting firm. Accordingly, a reconciliation of forward-looking Adjusted EBITDA to net income is not available without unreasonable effort.

Webcast and Conference Call Information

Aterian will host a live conference call to discuss financial results today, May 6, 2021, at 5:00 p.m. Eastern Time. To access the call, participants from within the U.S. should dial (888) 895-5479 and participants from outside the U.S. should dial (847) 619-6250 and provide the conference ID: 50154244. Participants may also access the call through a live webcast at https://ir.aterian.io/investor-relations. Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. The archived online replay will be available for a limited time after the call in the Investor Relations section of the Aterian website.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our M&A strategy including our effort to capitalize our accelerated M&A strategy and to improve our cost of capital, our goal of creating a supply chain and technology platform designed to operate e-commerce brands across a wide spectrum of categories, any potential acquisition of additional businesses in the future, our ability to create significant operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform, our ability to operate across diverse product categories though leveraging our proprietary technology and supply chain, our expectations regarding future growth internationally and through the development and launch of products under our brands and the acquisition of additional brands, our expectations regarding the continued global acceleration of e-commerce adoption in the long-term and our ability to capitalize on such e-commerce adoption, our expectations regarding global supply chain issues, the estimated amount of missed revenue due to stockouts and our supply chain team’s ability to resolve issues related to container shortages, backlogs of ships and stockouts, our 2021 net revenue outlook, including any expected impact that the acquisitions of Photo Paper Direct and Squatty Potty may have thereon, our expectations regarding our ability to enhance Squatty Potty’s online presence and brand equity through investments in international expansion and the launch of additional Squatty Potty products, and the statements about our expected net income and Adjusted EBITDA for the full year 2021. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to the acquisitions of Photo Paper Direct and Squatty Potty; those related to our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; the completion of our customary audit procedures and the audit of any acquired business; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital (including for PPE products) and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including PPE; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699

Media Contact:

Andrew Blecher

Communications

andrew@aterian.io

ATERIAN, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	December 31, 2020	March 31, 2021
ASSETS
CURRENT ASSETS:
Cash	$26,718	$34,995
Accounts receivable—net	5,747	7,192
Inventory	31,582	55,026
Prepaid and other current assets	11,111	24,577

Total current assets	75,158	121,790
PROPERTY AND EQUIPMENT—net	169	166
GOODWILL AND OTHER INTANGIBLES—net	78,778	140,473
OTHER NON-CURRENT ASSETS	3,349	3,552

TOTAL ASSETS	$157,454	$265,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Credit facility	$12,190	$14,319
Accounts payable	14,856	26,475
Term loan	21,600	21,600
Seller notes	16,231	10,677
Contingent earn-out liability	1,515	18,783
Accrued and other current liabilities	8,340	14,181

Total current liabilities	74,732	106,035
OTHER LIABILITIES	1,841	1,841
CONTINGENT EARN-OUT LIABILITY	21,016	35,951
TERM LOANS	36,483	83,689

Total liabilities	134,072	227,516
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized and 27,074,791 shares outstanding at December 31, 2020; 500,000,000 shares authorized and 30,590,796 shares outstanding at March 31, 2021	3	3
Additional paid-in capital	216,305	313,911
Accumulated deficit	(192,935)	(275,488)
Accumulated other comprehensive income	9	39
Total stockholders’ equity	23,382	38,465

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$157,454	$265,981

ATERIAN, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2021
NET REVENUE	$25,628	$48,136
COST OF GOODS SOLD	15,330	22,073

GROSS PROFIT	10,298	26,063

OPERATING EXPENSES:
Sales and distribution	13,910	25,069
Research and development	2,281	2,124
General and administrative	8,003	10,976
Change in fair value of contingent earn-out liabilities	—	15,645

TOTAL OPERATING EXPENSES:	24,194	53,814

OPERATING LOSS	(13,896)	(27,751)
INTEREST EXPENSE—net	1,109	4,420
CHANGE IN FAIR VALUE OF WARRANT LIABILITY	—	110,396
GAIN ON EXTINGUISHMENT OF WARRANTS	—	(60,047)
OTHER EXPENSE	25	33

LOSS BEFORE INCOME TAXES	(15,030)	(82,553)
PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(15,030)	$(82,553)

Net loss per share, basic and diluted	$(0.99)	$(3.15)

Weighted-average number of shares outstanding, basic and diluted	15,193,647	26,225,383

ATERIAN, INC..

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2021
OPERATING ACTIVITIES:
Net loss	$(15,030)	$(82,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41	1,204
Provision for sales returns	84	(100)
Amortization of deferred financing costs and debt discounts	304	3,963
Stock-based compensation	7,439	6,899
Loss from increase of contingent liabilities fair value	—	15,645
Loss in connection with warrant fair value	—	110,396
Gain from cancellation of warrant	—	(60,047)
Other	33	—
Changes in assets and liabilities:
Accounts receivable	(3,140)	(1,445)
Inventory	(8,044)	(15,355)
Prepaid and other current assets	540	(4,675)
Accounts payable, accrued and other liabilities	682	17,573

Cash used in operating activities	(17,091)	(8,495)
INVESTING ACTIVITIES:
Purchase of fixed assets	(18)	(20)
Repayments on note payable to Smash	—	(4,737)
Purchase of Healing Solutions assets	—	(15,280)

Cash used in investing activities	(18)	(20,037)
FINANCING ACTIVITIES:
Proceeds from warrant exercise	—	8,939
Proceeds from cancellation of warrant	—	16,957
Proceeds from exercise of stock options	(112)	8,749
Proceeds from initial public offering, net of issuance costs	17,435	—
Repayments from Mid Cap credit facility	(15,414)	—
Borrowings from Mid Cap credit facility	—	14,531
Repayments from Mid Cap credit facility	—	(12,325)
Deferred financing costs from Mid Cap credit facility	—	(151)
Repayments for High Trail term loan	—	(5,400)
Borrowings from High Trail term loan note 2	—	14,025
Debt issuance costs from High Trails Term Loan	—	(1,136)
Deferred offering costs	(139)	—
Insurance obligation payments	(965)	(951)
Capital lease obligation payments	(2)	—

Cash provided by financing activities	803	43,238
EFFECT OF EXCHANGE RATE ON CASH	3	(99)

NET CHANGE IN CASH AND RESTRICTED CASH FOR PERIOD	(16,303)	14,607
CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	30,789	30,097
CASH AND RESTRICTED CASH AT END OF PERIOD	$14,486	$44,704

RECONCILIATION OF CASH AND RESTRICTED CASH
CASH	$14,050	$34,995
RESTRICTED CASH—Prepaid and other assets	307	9,580
RESTRICTED CASH—Other non-current assets	129	129

TOTAL CASH AND RESTRICTED CASH	$14,486	$44,704

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$759	$252
Non-cash consideration paid to contractors	$—	$3,427
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt issuance costs not paid	$—	$246
Original issue discount	$—	$2,475
Fair value of contingent consideration liability	$—	$11,272
Discount of debt relating to warrants issuance	$—	$7,740
Issuance of common stock in connection with acquisition	$—	$39,454
Common stock issued for warrants	$—	$1,125

Non-GAAP Financial Measures and Reconciliations

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and accompanying tables include certain non-GAAP financial measures. The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. GAAP. The non-GAAP financial measures presented exclude the items described below. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results. Furthermore, management also believes that these items are not indicative of the Company’s on-going core operating performance. These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP.

Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

The Company has presented the following non-GAAP measures to assist investors in understanding the Company’s core net operating results on an on-going basis: (i) Contribution margin; (ii) Contribution margin as a percentage of net revenue; (iii) Adjusted EBITDA; and (iv) Adjusted EBITDA as a percentage of net revenue. These non-GAAP financial measures may also assist investors in making comparisons of the Company’s core operating results with those of other companies.

As used herein, Contribution margin represents operating loss plus general and administrative expenses, research and development expenses and fixed sales and distribution expenses including stock-based compensation expense. As used herein, Contribution margin as a percentage of net revenue represents Contribution margin divided by net revenue. As used herein, EBITDA represents net loss plus depreciation and amortization, interest expense, net and income tax expense. As used herein, Adjusted EBITDA represents EBITDA plus stock-based compensation expense and other expense, net. As used herein, Adjusted EBITDA as a percentage of net revenue represents Adjusted EBITDA divided by net revenue. Contribution margin, EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to loss from operations or net loss, as determined under GAAP.

We present Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue because we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to net loss, provides useful supplemental information for investors. We use Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue, together with financial measures prepared in accordance with GAAP, such as sales and gross margins, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance and to compare our performance to that of our peers and competitors.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue are useful to investors in assessing the operating performance of our business without the effect of non-cash items, while Contribution margin and Contribution margin as a percentage of net revenue are useful to investors in assessing the operating performance of our products as they represent our operating results without the effects of fixed costs and non-cash items. Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue, should not be considered in isolation or as alternatives to net loss, loss from operations or any other measure of financial performance calculated and prescribed in accordance with GAAP. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDA as a percentage of net revenue should be considered a measure of discretionary cash available to us to invest in the growth of our business. Our Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue may not be comparable to similar titled measures in other organizations because other organizations may not calculate Contribution margin, EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue in the same manner as we do. Our presentation of Contribution margin and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from such terms or by unusual or non-recurring items.

We recognize that EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue, have limitations as analytical financial measures. For example, neither EBITDA nor Adjusted EBITDA reflects:

•	our capital expenditures or future requirements for capital expenditures or mergers and acquisitions;

•	the interest expense or the cash requirements necessary to service interest expense or principal payments, associated with indebtedness;

•

depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, or any cash requirements for the replacement of assets; or

•	changes in cash requirements for our working capital needs;

•

changes in fair value of contingent earn-out liabilities, warrant liabilities, and amortization of inventory step-up from acquisitions (included in cost of goods sold) and transition costs from acquisitions.

Additionally, Adjusted EBITDA excludes non-cash expense for stock-based compensation, which is and will remain a key element of our overall long-term incentive compensation package.

The following table represents a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable financial measure presented in accordance with GAAP (in thousands):

	Three Months Ended March 31,
	2020	2021
	(in thousands)
Net loss	$(15,030)	$(82,553)
Add:
Interest expense, net	1,109	4,420
Depreciation and amortization	41	1,204

EBITDA	(13,880)	(76,929)

Other expense (income), net	25	(33)
Change in fair value of contingent earn-out liabilities	—	15,645
Amortization of inventory step-up from acquisitions (included in cost of goods sold)	—	1,808
Change in fair market value of warrant liability	—	110,396
Gain on extinguishment of warrants	—	(60,047)
Professional fees related to acquisitions	—	449
Transition cost from Healing Solution acquisition	—	552
Stock-based compensation expense	7,439	6,899

Adjusted EBITDA	$(6,416)	$(1,260)

Adjusted EBITDA as a percentage of net revenue	(25.0)%	(2.6)%

We also recognize that Contribution margin and Contribution margin as a percentage of net revenue have limitations as analytical financial measures. For example, Contribution margin does not reflect:

•	general and administrative expenses necessary to operate our business;

•	research and development expenses necessary for the development, operation and support of our software platform; or

•	the fixed costs portion of our sales and distribution expenses including stock-based compensation expense;

•	changes in fair value of contingent earn-out liabilities, and amortization of inventory step-up from acquisitions (included in cost of goods sold).

The following table provides a reconciliation of Contribution Margin to operating loss, which is the most directly comparable financial measure presented in accordance with GAAP (in thousands):

	Three Months Ended March 31,
	2020	2021
	(in thousands)
Operating loss	$(13,896)	$(27,751)
Add:
General and administrative expenses	8,003	10,976
Research and development expenses	2,281	2,124
Sales and distribution fixed expenses, including stock-based compensation expense	2,857	3,332
Change in fair value of contingent earn-out liabilities	—	15,645
Amortization of inventory step-up from acquisitions (included in cost of goods sold)	—	1,808

Contribution margin	$(755)	$6,134

Contribution margin as a percentage of net revenue	(2.9)%	12.7%

We believe each of our products goes through three core phases as follows:

i.

Launch phase: During this phase, we leverage our technology to target opportunities identified using AIMEE. During this period of time, and due to the combination of discounts and investment in marketing, our net margin for a product could be as low as negative 35%. In general, a product may stay in the launch phase on average for 3 months.

ii.

Sustain phase: Our goal is for every product we launch to enter the sustain phase and become profitable, with a target average of positive 10% net margin (i.e. contribution margin). Over time, our products benefit from economies of scale stemming from purchasing power both with manufacturers and with fulfillment providers.

iii.

Liquidate phase: If a product does not enter the sustain phase or if the customer satisfaction of the product (i.e., ratings) are not satisfactory, then it will go to the liquidate phase and we will sell the remaining inventory.

The following table breaks out our quarterly results of operations by our product phases including our PaaS business line :

	Three months ended March 31, 2020 (in thousands) (unaudited)
	Sustain	Launch	PaaS	Liquidate /Other	Fixed Costs	Stock-based compensation expense	Total
NET REVENUE	$16,904	$6,154	$361	$2,209	$—	$—	$25,628
COST OF GOODS SOLD	9,693	3,605	—	2,032	—	—	15,330

GROSS PROFIT	7,211	2,549	361	177	—	—	$10,298
OPERATING EXPENSES:
Sales and distribution	6,138	3,153	88	1,674	1,265	1,592	13,910
Research and development	—	—	—	—	1,008	1,273	2,281
General and administrative	—	—	—	—	3,429	4,574	8,003

	Three months ended March 31, 2021 (in thousands) (unaudited)
	Sustain	Launch	PaaS	Liquidate /Other	Fixed Costs	Stock-based compensation expense	Total
NET REVENUE	$41,994	$2,599	$181	$3,410	$—	$—	48,184
COST OF GOODS SOLD	17,298	1,452	—	3,316	—	—	22,066

GROSS PROFIT	24,696	1,147	181	94	—	—	26,118
OPERATING EXPENSES:
Sales and distribution (1)	18,816	1,397	37	1,481	4,743	955	25,069
Research and development	—	—	—	—	1,241	883	2,124
General and administrative (2)	—	—	—	—	5,915	5,061	10,976

(1)	included sales and distribution is approximately Transition cost from Healing Solution acquisition of $0.5 million
(2)	included in general and administrative is approximately $1.2 million of depreciation and amortization and $0.5 million related to professional fees from mergers and acquisitions